EX 99.28(d)(11)(vi)

Amendment  to

Investment Sub-Advisory Agreement among

Jackson National Asset Management, LLC,

Mellon Capital Management Corporation, and

Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), Mellon Capital Management Corporation, a corporation organized under the laws of Delaware and registered investment adviser (the “Sub-Adviser”) and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as listed on Schedule A of the Agreement (the “Tactical ETF Funds”).

Whereas, the Parties have agreed to rename the following Tactical ETF Funds:

1)	JNL Tactical ETF Conservative Fund to the JNL Tactical ETF Moderate Fund; and

2)	JNL Tactical ETF Moderate Fund to the JNL Tactical ETF Moderate Growth Fund.

Whereas, pursuant to the Fund name changes as outlined above, the Parties have agreed to amend Schedule A, Schedule B, and Schedule D-1 of the Agreement, effective September 25, 2017.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 25, 2017, attached hereto.

3.	Schedule D-1 to the Agreement is hereby deleted and replaced in its entirety with Schedule D-1 dated September 25, 2017, attached hereto.

4.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed and effective September 25, 2017.

Jackson National Asset Management, LLC		Mellon Capital Management Corporation

By:	/s/ Mark D. Nerud	By:	/s/ Sheryl Linck
Name:	Mark D. Nerud	Name:	Sheryl Linck
Title:	President and CEO	Title:	Managing Director

Jackson Variable Series Trust

By:	/s/ Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary

Schedule A
Dated September 25, 2017
 (Funds)

JNL Tactical ETF Moderate Fund
JNL Tactical ETF Moderate Growth Fund
JNL Tactical ETF Growth Fund

A-1

Schedule B
Dated September 25, 2017
(Compensation)

Fund	Assets	Annual Rate (Based on Average Net Assets of each Fund)
JNL Tactical ETF Moderate Fund	$0 to $750 million $750 million to $2 billion Over $2 billion	0.030% 0.015% 0.010%
JNL Tactical ETF Moderate Growth Fund	$0 to $750 million $750 million to $2 billion Over $2 billion	0.030% 0.015% 0.010%
JNL Tactical ETF Growth Fund	$0 to $750 million $750 million to $2 billion Over $2 billion	0.030% 0.015% 0.010%

B-1

Schedule D-1
Dated September 25, 2017
(Investment Model Implementation Process)

Investment Model Implementation Process for the following Funds (each a “Fund” and collectively, the “Funds”):

1.	JNL Tactical ETF Moderate Fund
2.	JNL Tactical ETF Moderate Growth Fund
3.	JNL Tactical ETF Growth Fund

Investment Model Implementation Process:

Adviser shall, from time to time, provide the Sub-Adviser instructions for the investment of the Funds including (i) lists of specific exchange traded funds (ETFs) or other securities to be purchased by the Sub-Adviser for each Fund and (ii) the allocation weightings for each such ETF or other security for each Fund.  The Sub-Adviser will implement such instructions within a reasonable period of time after receiving them. In addition, Sub-Adviser and Adviser will comply with trade allocation procedures that are mutually agreed upon by Sub-Adviser and Adviser.

D-1